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                                                                 EXHIBIT 11.1

1MAGE SOFTWARE, INC.

CALCULATION OF CONSOLIDATED PRIMARY EARNINGS PER SHARE
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

                                              1995            1994          1993
                                           -----------     ----------    ---------
NET INCOME (LOSS)                          $(1,259,724)    $  600,890    $  75,307
                                           -----------     ----------    ---------
                                           -----------     ----------    ---------

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING                    1,911,731      1,767,014    1,547,591
  Add weighted average number of common
   stock equivalents (options) using the
   trading price                                 *             11,000        *
                                           -----------     ----------    ---------

  Total weighted average number of common
   shares outstanding used for per share
   calculation                               1,911,731      1,778,014    1,547,591
                                           -----------     ----------    ---------
                                           -----------     ----------    ---------

PRIMARY EARNINGS (LOSS) PER COMMON SHARE   $     (0.66)    $     0.34    $    0.05
                                           -----------     ----------    ---------
                                           -----------     ----------    ---------

* Anti-dilutive